Exhibit 99.1

                                                                    News Release
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                                                                  Media Contact:
                                                    Leigh Horner, (703) 433-3044
                                                         Leigh.Horner@sprint.com

                                                     Investor Relations Contact:
                                                     Bryan Fries, (800) 259-3755
                                                   investor.relations@sprint.com


                     SPRINT NEXTEL ANNOUNCES APPOINTMENT OF
                 SVEN-CHRISTER NILSSON TO ITS BOARD OF DIRECTORS
                      Ralph Whitworth Steps Down from Board

OVERLAND PARK, Kan. - Oct. 24, 2008 - Sprint (NYSE: S) today announced the appointment of Sven-Christer Nilsson to the company's Board of Directors. Nilsson is involved in the development of small companies as an advisor and board member. He held various leadership positions with The Ericsson Group, one of the world's leading telecommunications equipment companies, from 1982 through 1999, including president and CEO from 1998 to 1999. Sprint also announced the resignation of Ralph V. Whitworth from the board.

"Sven-Christer has more than 30 years of experience in the IT and telecommunications industries and will be a strong addition to our board," said James Hance, chairman of the board of Sprint Nextel. "His expertise and counsel will help guide Sprint as it works to improve performance and profitability."

"I would also like to thank Ralph Whitworth for his contributions to our board," said Hance. "Although only on the board for a short period of time, Ralph's knowledge of the business, his keen insight, and his focus on turning around the business were invaluable. On behalf of the entire company, I want to thank Ralph for his effort and expertise."

"I'm pleased to join the Sprint Nextel board," Nilsson said. "Both the board and the management team are clearly committed to improving the company's performance, and I look forward to contributing to the company's progress."

"Now is the appropriate time for me to step down from the Sprint board," Whitworth said. "I have the utmost respect for Jim Hance and Dan Hesse, as they are both strong leaders. The company is taking the necessary steps to improve performance, and while I expect it will take time, Sprint is on the right track to turn around the business."

Prior to his current advisory business, Nilsson, 64, worked with The Ericsson Group from 1982 through 1999, including serving as president, Ericsson Radio Systems (Sweden), as vice president, Mobile Switching Systems, as executive vice president and general manager, Cellular Systems-American Standards, and as president and chief executive officer. Nilsson also serves as a director of ASSA Abloy AB, Tilgin AB, and CEVA Inc. In addition, Nilsson is Chairman of the Boards of Directors of Swedish ICT Research AB and

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of the (Swedish) Public Service Broadcasting Foundation. He also is a member of
The Royal Swedish Academy of Engineering Sciences.

Nilsson will serve on the Sprint Nextel board until the 2009 annual meeting, when he will be nominated for re-election by shareholders.

Whitworth, 53, is the founder and principal of Relational Investors LLC, a registered investment advisor based in San Diego, Calif. He joined the Sprint board in February 2008.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving nearly 52 million customers at the end of the second quarter 2008; industry-leading mobile data services; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.